EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-3: Nos. 333-98267, 333-16987, 333-34516, 333-34516-01, 333-34516-02, 333-34516-03, 333-2143, 33-49885, 333-49143, 333-49143-01, 333-49143-02, 333-49143-03 and 333-53854 and Form S-8: Nos. 333-100001, 333-99989, 333-65281, 333-46678, 333-36409, 333-16979, 33-57359, 33-38672, 33-38671, 33-2882, 2-93157, 2-88641, 2-68696 and 2-68698) of State Street Corporation of our reports dated February 17, 2006, with respect to the consolidated financial statements of State Street Corporation, State Street Corporation management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of State Street Corporation, included in this Annual Report (Form 10-K) for the year ended December 31, 2005.

/s/ Ernst & Young LLP

Boston, Massachusetts
February 17, 2006